Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Provides COVID-19-Related Business Update

Withdraws Prior First-Quarter and Preliminary Full Year Outlook for 2020
Due to COVID-19 Impact

Amends Credit Facility

FORT LAUDERDALE, Fla.—March 25, 2020-- MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine and other pediatric services, today provided an update on its operations in response to the continued spread of Coronavirus (COVID-19).

Due to the rapidly evolving environment and continued uncertainties surrounding the impact of COVID-19 and the likelihood that this impact may materially affect the Company’s near-term financial performance, MEDNAX is withdrawing its previously announced first quarter and preliminary full year outlook for 2020.

The Company’s January and February operating results were in line with the outlook provided in MEDNAX’s fourth quarter earnings announcement on February 20, 2020. During the month of March, portions of the Company’s clinical operations have been materially impacted by declines in patient volumes due to the evolving pandemic.

Within its American Anesthesiology medical group, MEDNAX has experienced a significant decline in the number of elective surgeries at a number of the facilities where MEDNAX-affiliated clinicians provide anesthesia services. Much of this decline has been due to the closure of operating suites or facilities following federal advisories to cancel non-urgent procedures and the prohibition of such procedures by several states.

Within MEDNAX Radiology Solutions, orders for radiological studies have declined by a meaningful amount from historically normal levels, with much of this reduction focused in non-urgent studies.

MEDNAX’s office-based practices, which specialize in maternal-fetal medicine, pediatric cardiology, and numerous pediatric subspecialties, have seen a significant elevation of appointment cancellations compared to historical normal levels.

At this time, the Company has not experienced, nor does the Company currently anticipate, any significant impact to neonatal intensive care unit (NICU) patient volumes as a result of the COVID-19 situation.

Across its medical groups, the Company believes that these patient volume declines primarily reflect a deferral of healthcare services utilization to a later period, rather than a permanent reduction in demand for its services. Given the general necessity and critical nature of the services the Company’s affiliated clinicians provide, MEDNAX anticipates that a majority of these deferrals will create a backlog of demand in the future, in addition to the resumption of historically normal activity.

Clinical Response

MEDNAX-affiliated clinicians are primarily hospital-based and have mobilized in numerous ways to address the ongoing pandemic. MEDNAX’s American Anesthesiology organization has mobilized multiple task forces to aid the transition of care from surgical and non-surgical case volumes to critical and intensive care, and the Company’s Pediatrix-affiliated clinicians are providing adult care where needed. Additionally, MEDNAX Radiology Solutions physicians and leadership are augmenting remote capabilities for affiliated radiologists, as well as consulting with third parties regarding the enhanced use of chest imaging for COVID-19 diagnostic purposes.

“As a clinician-centric and clinician-led organization, it is in our DNA to run to the fire in times of crisis. Our clinicians are on the front lines of this pandemic, working tirelessly to help provide critical, life-saving care,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are closely following the guidance of the Centers for Disease Control and Prevention and health authorities and have mobilized our dedicated network of affiliated clinicians in the global effort to fight this pandemic. I want to thank all of our clinicians for their immeasurable dedication and effort in caring for patients in these exceptional times. In particular, I would like to recognize the contributions of our anesthesiology clinicians, who, as highly-trained acute care physicians, have quickly been transitioning to providing critical services to many Coronavirus patients in intensive care in partnership with hospital staff and administrations.”

Amendments to Credit Facility

MEDNAX retains a strong balance sheet, with moderate leverage, meaningful liquidity and no debt maturities until late 2023. In addition, effective March 25, 2020, the Company amended its revolving credit facility to provide additional interim financial flexibility during this challenging period. Details of this amendment can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation's leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,325 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors,” as well as MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s transformation and restructuring initiatives.